Exhibit 99.1

FOR IMMEDIATE RELEASE

Cynthia Hansen Appointed to FuelCell Energy’s Board of Directors

●	20+ Years of Experience as a Leader in the Energy Industry
●	Leading Enbridge Energy Transition Net Zero GHG By 2050
●	Deep Expertise in Hydrogen, Hydrogen Transportation, and Hydrogen Storage
●	Extensive Background in Developing Strategic Pathways to Decarbonization

DANBURY, CT – May 27, 2021 – FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in fuel cell technology with a purpose of utilizing its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy— today announced that its Board of Directors has appointed Cynthia Hansen to serve as a new independent director, effective May 25, 2021.  Ms. Hansen is currently Executive Vice President and President, Gas Distribution and Storage at Enbridge, Inc.  Cynthia is responsible for the overall leadership and operations of Ontario based Enbridge Gas Inc., which followed the amalgamation of Enbridge Gas Distribution and Union Gas, as well as Gazifère, and serves the Gatineau region of Quebec. Cynthia is also Executive Sponsor for Asset and Work Management Transformation across Enbridge working with other business unit leaders, and co-chair of the Diversity and Inclusion Steering Committee. She brings to the Board extensive experience in hydrogen, hydrogen transportation, and hydrogen energy storage in addition to operating a vast energy distribution network.

Cynthia has more than 20 years of experience working in operational, financial and safety leadership roles within Enbridge, including as President, Enbridge Gas Distribution and Senior Vice President, Operations within Liquids Pipelines. Prior to joining Enbridge, she worked as a Principal for PricewaterhouseCoopers.

Cynthia was named one of Canada’s Most Powerful Women: Top 100 by the Women’s Executive Network, as well as a WXN Hall of Fame member, and was recognized as a Canadian Business Leader by Catalyst Canada.

Cynthia serves on the boards of Energir Inc., the Ontario Energy Association and the Canadian Gas Association. In the past, she has served on the boards of the Canadian Energy Council, the Canadian Energy Pipelines Association, the Alberta Chamber of Resources, the Edmonton Symphony Orchestra, the University of Alberta School of Business Advisory Council and NorQuest College, among others.

Ms. Hansen’s appointment expands the Board to six directors, five of whom are independent. She will be a member of the Board’s Executive, Nominating and Corporate Governance, Audit and Finance, and Compensation Committees.

“Cynthia will contribute both an operational and infrastructure perspective to our board, which is essential as we further our efforts to lead in the energy transition” said James England, Chairman of the Board.

“Cynthia is an accomplished leader with over twenty years driving improvements and innovation within Enbridge,” said Jason Few, President, Chief Executive Officer and Chief Commercial Officer of FuelCell Energy.  “As we continue to drive FuelCell Energy with focus on operational effectiveness, commercial success, and meaningful growth, Cynthia’s deep expertise in distributed energy greatly enhances the strategic insight on our board.” “In addition, Cynthia’s work leading the energy transition for the largest mid-stream company in North America provides the FuelCell Energy Board and management team forward insight on the infrastructure required to leverage our platforms across the energy transition to hydrogen, hydrogen storage, carbon capture, carbon transportation and sequestration and operational excellence.”

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) FuelCell Energy is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy, safety and global urbanization. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for businesses, utilities, governments and municipalities. Our solutions are designed to enable a world empowered by clean energy, enhancing the quality of life for people around the globe. We target large-scale power users with our megawatt-class installations globally, and currently offer sub-megawatt solutions for smaller power consumers in Europe. To provide a frame of reference, one megawatt is adequate to continually power approximately 1,000 average sized U.S. homes. We develop turn-key distributed power generation solutions and operate and provide comprehensive service for the life of the power plant. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation, and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our customer base includes utility companies, municipalities, universities, hospitals, government entities/military bases and a variety of industrial and commercial enterprises. Our leading geographic markets are currently the United States and South Korea, and we are pursuing opportunities in other countries around the world. FuelCell Energy, based in Connecticut, was founded in 1969.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Treatment, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy

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